UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2014, the compensation committee of the Board of Directors (the “Compensation Committee”) adopted a cash bonus plan (the “Bonus Plan”) for the senior executives of the Company. Pursuant to the Bonus Plan, $350,000 was set aside for possible award to Mr. D’Amato, Laurette J. Pitts, Nanette L. Horner and Charles Degliomini with respect to the fiscal year ended December 31, 2014. Bonuses may be awarded to each of the named senior executives in amounts determined by the Compensation Committee and based upon the recommendation of Mr. D’Amato for the other named senior executives. Bonuses totaling up to the $350,000 aggregate maximum under the Bonus Plan could be awarded to the extent that earnings of Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of the Company, before interest, tax, depreciation and amortization (“EBITDA”) met or exceeded 80% of the target EBITDA established by the Compensation Committee for the fiscal year 2014. The aggregate maximum amount available for award pursuant to the Bonus Plan would be reduced in proportion to the amount by which MRMI’s EBITDA for the fiscal year misses the target EBITDA. The amount of individual bonuses awarded pursuant to the bonus plan would be based 50% upon whether MRMI met or exceeded its EBITDA target and 50% based upon individual performance in the fiscal year, which shall be evaluated by the Compensation Committee.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 10, 2014, Empire Resorts, Inc. (the “Company”) held its 2014 Annual Meeting of Stockholders in New York, New York for the purposes of electing six directors to serve on the Board of Directors of the Company (each a “Director”) for a one year term that expires at the 2015 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier resignation or removal.

Below are the voting results for the election of six Directors. All nominees were elected as Directors with the following vote:

Nominee	For	Withheld
Joseph A. D’Amato	25,759,983	67,913
Emanuel R. Pearlman	25,716,204	111,692
Edmund Marinucci	25,760,385	67,511
Gregg Polle	25,335,061	492,835
James Simon	25,719,843	108,053
Nancy A. Palumbo	25,720,661	107,235

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2014

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

3